Exhibit 99.1

Contact: Amy C. Chang Vice President, Investor Relations 866.861.3229

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2012 RESULTS

SAN DIEGO – (May 3, 2012) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s innovator in healthcare workforce solutions, today announced its financial results for the first quarter of 2012, reflecting continued growth in revenue and profitability. Financial highlights are as follows:

Dollars in millions, except per share amounts.*	Q1 2012	% Chg Q1 2011	% Chg Q4 2011
Revenue	$226.4	5%	2%
Gross Profit	$63.2	1%	1%
Net Income from Continuing Operations	$3.5	101%	105%
Diluted EPS from Continuing Operations	$0.07	75%	75%
Adjusted EBITDA**	$17.5	1%	11%

*	Amounts in the table have been adjusted to reflect the impact of the discontinued operations associated with the disposal of the Home Healthcare Services segment in January 2012.
**	See note (2) under “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

•	The Company’s continued success in executing on its workforce solutions strategy is fueling top line growth and improving profitability.

•

Revenues for the first quarter in Nurse and Allied Healthcare Staffing, AMN’s largest segment, were up 4% sequentially and up 14% year-over-year due primarily to continued growth in the travel nurse business.

•	While volume was down in the Locum Tenens segment, results are beginning to reflect improvements in pricing and gross margins.

•	Physician Permanent Placement new searches were up over 10% compared with prior year, indicative of an improving market environment.

•	First quarter consolidated gross margin was 27.9%, achieving the upper end of the Company’s expectations.

•	In early April the Company successfully refinanced its existing credit facilities, which resulted in a lower average cost of debt, extended maturity, and an improved covenant structure.

“AMN Healthcare continues to differentiate itself in the marketplace as the innovator in healthcare workforce solutions. We experienced continued momentum adding new MSP clients as well as growing our traditional client business,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “The efficiency inherent in our MSP operations model, with strong fill-rates and productivity by our sales and operations team, continues to provide improvements in operating leverage.”

“With a solid and improving demand environment, we are keenly focused on our recruitment strategies to enable us to continue delivering superior service to our clients. This focus on growing our quality clinician candidates will also position us well for the significantly stronger demand market conditions expected in the next two to three years,” added Salka.

First Quarter 2012 Results

For the first quarter of 2012, consolidated revenue was $226 million, an increase of 2% sequentially and 5% from the same quarter last year. First quarter revenue for the Nurse and Allied Healthcare Staffing segment was $154 million, up 4% sequentially and 14% from the same quarter last year. The increase was due to increased clinicians on assignment and increased bill rates. The Locum Tenens Staffing segment generated revenue in the first quarter of $64 million, a decrease of 2% sequentially and 10% from the same quarter last year. First quarter Physician Permanent Placement Services segment revenue was $9 million, a decrease of 4% sequentially and 17% from the same quarter last year. Excluding the impact of the prior year adoption of a new revenue recognition accounting standard, revenues for this segment increased 4% year-over-year.

Gross margin in the first quarter of 27.9%, at the upper end of the Company’s expectations, was lower by 40 basis points compared to the previous quarter and 120 basis points from the same quarter last year. The year-over-year decrease was due primarily to the prior year benefits from an actuarial-based workers compensation reserve adjustment and the adoption of a new revenue recognition accounting standard. Excluding these items, the year–over-year gross margin was higher by 30 basis points due to improved gross margins in both physician segments.

SG&A expenses for the first quarter of 2012 were $47 million, representing 20.8% as a percent of revenue, compared to 22.1% in the prior quarter and 22.6% in the same quarter last year. The decrease compared to the same quarter last year was due primarily to the absence of integration-related expenses associated with the Medfinders acquisition, the resulting improved SG&A leverage from the acquisition synergies, and a refund received in connection with the settlement of a prior period assessment from the California Employment Development Department. Compared to the prior quarter, the decrease was due to continued operating leverage improvement and the favorable settlement, offset partly by higher professional liability costs.

First quarter 2012 GAAP net income per diluted common share was $0.09. Excluding the $0.02 discontinued operations impact from the divested home healthcare business, earnings per share from continuing operations was $0.07.

As of March 31, 2012, cash and cash equivalents totaled $5 million and total debt outstanding, net of discount, was $193 million. First quarter 2012 cash flow from operations was $10 million and capital expenditures were $1.0 million.

On April 5, 2012, the Company replaced its existing credit facilities with a new $250 million credit agreement. The new credit agreement consists of a $200 million secured term loan and $50 million secured revolving line of credit, maturing in April 2018 and April 2017, respectively. The term loan will initially bear interest at LIBOR plus 475 basis points, with a 1.25% LIBOR floor, and the revolving line of credit will initially bear interest at LIBOR plus 425 basis points. Both facilities have interest rate step downs based on the Company’s financial leverage. Approximately $5.9 million of transaction related costs were capitalized and will be amortized over the term of the new agreement. In addition, $8.6 million of non-cash deferred financing costs and original issue discount and a $1.2 million pre-payment penalty associated with the previous credit facilities will be charged to interest expense in the second quarter.

Business Trends and Outlook

Second quarter consolidated revenues are expected to be between $229 million and $233 million, with sequential growth anticipated across all business segments. Gross margin is expected to remain steady between 27.5% and 28.0%. SG&A expenses are anticipated to be approximately 21.5% to 22.0% of revenues. Adjusted EBITDA margin is expected to be approximately 7.0%.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation’s innovator in healthcare workforce solutions, including managed services programs, recruitment process outsourcing solutions, recruitment and placement of healthcare professionals into temporary and permanent positions, and consulting services. Clients include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups, and a host of other healthcare settings. AMN achieves unparalleled access to quality healthcare talent through its innovative recruitment strategies and breadth of compelling career-building opportunities offered to healthcare professionals. For more information, visit http://www.amnhealthcare.com.

Conference Call on May 3, 2012

AMN Healthcare Services, Inc.’s first quarter 2012 conference call will be held on Thursday, May 3, 2012, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1085 in the U.S. or (612) 234-9959 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will also be available at 7:00 p.m. Eastern Time on May 3, 2012, and can be accessed until 11:59 p.m. Eastern Time on May 24, 2012, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 243539.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the

United States (“GAAP”), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding 2012 second quarter revenue, revenue growth, gross margin, SG&A, adjusted EBITDA margin and expectations about future market conditions. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other periodic reports as well as its current and other reports filed with the SEC. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(dollars and share amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Revenue	$226,412	$215,805	$222,053
Cost of revenue	163,198	153,105	159,268

Gross profit	63,214	62,700	62,785

	27.9%	29.1%	28.3%
Operating expenses:
Selling, general and administrative	47,176	48,720	48,963
	20.8%	22.6%	22.1%
Depreciation and amortization	3,695	4,472	3,845

Total operating expenses	50,871	53,192	52,808

Income from operations	12,343	9,508	9,977
Interest expense, net	5,533	5,505	5,620

Income from continuing operations before income taxes	6,810	4,003	4,357
Income tax expense	3,357	2,287	2,673

Income from continuing operations, net of tax	3,453	1,716	1,684

Income (loss) from discontinued operations, net of tax	823	540	(4,119)

Net income (loss)	$4,276	$2,256	$(2,435)

Basic income (loss) per common share from:
Continuing operations	$0.07	$0.04	$0.04
Discontinued operations	0.02	0.01	(0.10)
Net income (loss)	$0.09	$0.05	$(0.06)

Diluted income (loss) per common share from:
Continuing operations	$0.07	$0.04	$0.04
Discontinued operations	0.02	0.01	(0.09)
Net income (loss)	$0.09	$0.05	$(0.05)

Weighted average common shares outstanding:
Basic	40,576	39,240	40,440

Diluted	46,164	45,842	46,034

Other comprehensive income (loss)	(43)	(1)	18

Comprehensive income (loss)	$4,233	$2,255	$(2,417)

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Revenue
Nurse and allied healthcare staffing	$153,886	$134,774	$148,136
Locum tenens staffing	63,509	70,189	64,553
Physician permanent placement services	9,017	10,842	9,364

	$226,412	$215,805	$222,053

Reconciliation of Non-GAAP Items:
Segment Operating Income(1)
Nurse and allied healthcare staffing	$17,077	$15,119	$18,050
Locum tenens staffing	4,416	6,011	3,930
Physician permanent placement services	1,706	3,817	2,164

	23,199	24,947	24,144
Unallocated corporate overhead	5,732	7,694	8,351

Adjusted EBITDA(2)	17,467	17,253	15,793
Depreciation and amortization	3,695	4,472	3,845
Stock-based compensation	1,429	1,982	1,713
Acquisition related costs	0	1,291	258
Interest expense, net	5,533	5,505	5,620

Income from continuing operations before income taxes	6,810	4,003	4,357
Income tax expense	3,357	2,287	2,673

Net income from continuing operations	3,453	1,716	1,684

Net income (loss) from discontinued operations	823	540	(4,119)

Net income (loss)	$4,276	$2,256	$(2,435)

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Gross Margin
Nurse and allied healthcare staffing	26.4%	27.5%	27.4%
Locum tenens staffing	27.1%	26.2%	25.5%
Physician permanent placement services	59.5%	66.7%	61.7%
Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment(3)	5,443	5,054	5,317
Revenue per traveler per day(4)	$310.68	$296.30	$302.84
Gross profit per traveler per day(4)	$81.99	$81.50	$82.91
Locum tenens staffing
Days filled(5)	45,990	49,461	47,610
Revenue per day filled(5)	$1,380.93	$1,419.08	$1,355.87
Gross profit per day filled(5)	$374.92	$372.03	$345.50

(1)	Segment Operating Income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, unallocated corporate overhead, stock-based compensation expense, acquisition related costs, and net income (loss) from discontinued operations, net of tax. Management believes that Segment Operating Income is an industry wide financial measure that is useful both to management and investors when evaluating the Company’s performance. Management also uses Segment Operating Income for making financial decisions and allocating resources. Segment Operating Income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.
(2)	Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs, stock-based compensation expense and net income (loss) from discontinued operations, net of tax. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income (loss) as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the Company’s performance. Management also uses adjusted EBITDA for making financial decisions and allocating resources. Management uses adjusted EBITDA to evaluate the Company’s performance because it believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income (loss) as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of operations, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(3)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented. Average travelers on assignment for the first quarter of 2011 reflected an immaterial adjustment from the Company’s previously reported number.
(4)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the Company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented. Revenue per traveler per day and gross profit per traveler per day for the first quarter of 2011 were adjusted to reflect the updated average travelers on assignment mentioned above.
(5)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the Company’s locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$4,901	$3,962
Accounts receivable, net	141,615	146,654
Accounts receivable, subcontractor	23,340	22,497
Prepaid expenses	8,298	5,691
Income taxes receivable	3,606	3,372
Deferred income taxes, net	13,213	19,335
Other current assets	6,878	3,652
Assets held for sale	0	7,310

Total current assets	201,851	212,473
Restricted cash, cash equivalents and investments	18,241	18,244
Fixed assets, net	15,918	16,863
Deposits and other assets	20,638	19,329
Deferred income taxes, net	2,166	1,823
Goodwill	123,324	123,324
Intangible assets, net	141,825	143,575

Total assets	$523,963	$535,631

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$1,225	$3,515
Accounts payable and accrued expenses	51,417	49,809
Accrued compensation and benefits	43,717	43,649
Revolving credit facility	0	3,000
Current portion of notes payable	2,000	28,125
Deferred revenue	1,635	2,155
Other current liabilities	5,539	8,313
Liabilities related to assets held for sale	0	1,486

Total current liabilities	105,533	140,052
Notes payable, less current portion and discount	190,994	174,198
Other long-term liabilities	62,775	61,646

Total liabilities	359,302	375,896

Preferred Stock	24,076	24,076
Stockholders’ equity	140,585	135,659

Total liabilities and stockholders’ equity	$523,963	$535,631

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Net cash provided by operating activities	$9,553	$5,564	$6,513
Net cash provided by (used in) investing activities	7,352	(1,687)	(1,142)
Net cash used in financing activities	(15,923)	(1,825)	(6,070)
Effect of exchange rates on cash	(43)	(1)	18

Net increase (decrease) in cash and cash equivalents	939	2,051	(681)
Cash and cash equivalents at beginning of period	3,962	1,883	4,643

Cash and cash equivalents at end of period	$4,901	$3,934	$3,962